Exhibit 10.41

EXECUTION VERSION

SIXTH AMENDED AND RESTATED OMNIBUS AGREEMENT

BY AND AMONG

ARCHROCK, INC.

AROC CORP.

AROC SERVICES GP LLC

AROC SERVICES LP LLC

ARCHROCK SERVICES, L.P.

ARCHROCK SERVICES LEASING LLC

ARCHROCK ELT LLC

TOTAL OPERATIONS AND PRODUCTION SERVICES, LLC

ARCHROCK ECOTEC LLC

ARCHROCK IONADA LLC

ARCHROCK FGC LLC

ARCHROCK GP LLC

ARCHROCK GP LP LLC

ARCHROCK MLP LP LLC

ARCHROCK GENERAL PARTNER, L.P.

ARCHROCK PARTNERS CORP.

ARCHROCK PARTNERS, L.P.

ARCHROCK PARTNERS OPERATING LLC

ARCHROCK PARTNERS LEASING LLC

AND

ARCHROCK PARTNERS FINANCE CORP.

AUGUST 30, 2024

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II BUSINESS OPPORTUNITIES		8

2.1	Overlapping Customers	8
2.2	New Customers	8
2.3	Scope of the Prohibition	8
2.4	Lease Takeover Arrangements	8
2.5	Volitional Customer Allocations	9
2.6	Enforcement	9
2.7	Non-Compression Equipment at a Particular Site	9

ARTICLE III SHARED EMPLOYEES AND AGENT COSTS		9

3.1	Provision of and Reimbursement for OPCO’s Shared Employees, Agent Goods and Services, and Corporate Overhead	9
3.2	Provision of and Reimbursement for TOPS’ Shared Employees, Agent Goods and Services, and Corporate Overhead	10

ARTICLE IV COMPRESSION EQUIPMENT TRANSFERS		11

4.1	Transfer Mechanics	11
4.2	Settlement; Appraised Value	13
4.3	Other Sales Permitted	14
4.4	Proration of Ad Valorem Taxes	14

ARTICLE V LICENSE		15

5.1	Grant of License	15
5.2	Restrictions on Marks	15
5.3	Ownership	15
5.4	Confidentiality	15
5.5	Estoppel	16
5.6	Warranties; Disclaimers	16

ARTICLE VI INDEMNIFICATION		16

6.1	Environmental Indemnification	16
6.2	Additional Indemnification	17
6.3	Limitations Regarding Indemnification	18
6.4	Indemnification Procedures	18

ARTICLE VII TAX SHARING		20

i

7.1	Filing of Combined Returns and Payment of Tax	20
7.2	Allocation and Reimbursement of Combined Tax Liability	20
7.3	Adjustments to Combined Tax Liability	20
7.4	Miscellaneous	21

ARTICLE VIII MISCELLANEOUS		21

8.1	Governing Law; Submission to Jurisdiction	21
8.2	Notices	21
8.3	Entire Agreement	22
8.4	Waivers of Default	22
8.5	Amendments	22
8.6	Assignability; Third Party Beneficiaries	22
8.7	Counterparts	23
8.8	Severability	23
8.9	Interpretation	23
8.10	Further Assurances	23
8.11	Withholding or Granting of Consent	23
8.12	Laws and Regulations	23
8.13	Negation of Rights of Limited Partners, Assignees and Third Parties	23
8.14	No Recourse Against Officers or Directors	24
8.15	Right of Offset	24

EXHIBITS AND SCHEDULES

Schedule 3.1(a) – Services
Exhibit 1 – Form Bill of Sale
Exhibit 2 – Form Lease Agreement
Exhibit 3 – [RESERVED]
Exhibit 4 – Archrock Customers
Exhibit 5 – Partnership Customers

ii

SIXTH AMENDED AND RESTATED

OMNIBUS AGREEMENT

THIS SIXTH AMENDED AND RESTATED OMNIBUS AGREEMENT is entered into on, and effective as of August 30, 2024 (the “Effective Date”), by and among Archrock, Inc., a Delaware corporation (“Archrock”), AROC Corp., a Delaware corporation, AROC Services GP LLC, a Delaware limited liability company, AROC Services LP LLC, a Delaware limited liability company, Archrock Services, L.P., a Delaware limited partnership (“OPCO”), Archrock Services Leasing LLC, a Delaware limited liability company, Archrock ELT LLC, a Delaware limited liability company, Total Operations and Production Services, LLC, a Delaware limited liability company (“TOPS”), Archrock Ecotec LLC, a Delaware limited liability company, Archrock Ionada LLC, a Delaware limited liability company, Archrock FGC LLC, a Delaware limited liability company, Archrock GP LLC, a Delaware limited liability company (“GP LLC”), Archrock GP LP LLC, a Delaware limited liability company, Archrock MLP LP LLC, a Delaware limited liability company, Archrock General Partner, L.P., a Delaware limited partnership (the “General Partner”), Archrock Partners Corp., a Delaware corporation, Archrock Partners, L.P., a Delaware limited partnership (the “Partnership”), Archrock Partners Operating LLC, a Delaware limited liability company (the “Operating Company”), Archrock Partners Leasing LLC, a Delaware limited liability company, and Archrock Partners Finance Corp., a Delaware corporation.  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

The Parties desire to amend and restate in its entirety the Fifth Amended and Restated Omnibus Agreement, dated as of April 26, 2018, by and among certain of the Parties, as amended to the date hereof (as so amended, the “Prior Omnibus Agreement”), to evidence, among other things, (i) the inclusion of additional entities as Parties due to various acquisitions and investments of pre-existing Parties and (ii) the modification of certain provisions of the Prior Omnibus Agreement as set forth herein.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1Definitions

(a)As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent Goods and Services” means goods or services that OPCO or TOPS procures while acting as agent for another Party.

“Agreement” means this Sixth Amended and Restated Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Appraisal” means an appraisal of Compression Equipment prepared by an Appraiser in conformity with, and subject to, the requirements of the code of professional ethics and standards of professional conduct of the American Society of Appraisers.  The Appraisal shall specify value based upon the cost or income approach or a combination thereof for the Compression Equipment appraised.

“Appraised Value” means an amount equal to (A) (i) the most recent Appraisal with respect to a particular piece of Compression Equipment owned by the USCSB or the Partnership Group at the time of the Appraisal or (ii) with respect to a particular piece of Compression Equipment for which an Appraisal has not been conducted, the Appraised Value of substantially similar Compression Equipment or (iii) an amount calculated by a Party, in its reasonable judgment, based on the sales price of nearly contemporaneous sales of substantially similar equipment, plus (B) to the extent not included in (A), any costs incurred by the Transferor pursuant to Section 4.1(b)(iv) to place the Compression Equipment in a condition appropriate for its anticipated commercial use, less (C) if there is no anticipated commercial use or if the anticipated commercial use is inconsistent with the historical use of the Compression Equipment at the time of its transfer and to the extent included in (A) above, such Party’s estimate, in its reasonable judgment, of any costs necessary to be incurred to place the Compression Equipment in good working order consistent with its most recent commercial use.

“Appraiser” means an appraiser mutually acceptable to the Transferor and Transferee that is independent with respect to the Archrock Entities and the Partnership Entities and their respective affiliates within the meaning of the code of professional ethics of the American Society of Appraisers.

“Archrock” has the meaning given such term in the introduction of this Agreement.

“Archrock Customers” means (a) the Persons set forth on Exhibit 4 and any of their respective Affiliates other than Affiliates otherwise set forth on Exhibit 5, (b) any New Customer that enters into an agreement with an Archrock Entity in accordance with Section 2.2 pursuant to which such Archrock Entity agrees to provide Compression Services to such New Customer and (c) any agreed to recharacterization of a Partnership Customer as an Archrock Customer in accordance with Section 2.5.

“Archrock Entities” means Archrock and any Person (other than the Partnership Entities) controlled, directly or indirectly, by Archrock; and “Archrock Entity” means any of the Archrock Entities.

“Archrock Site” means a Site of an Archrock Customer.

“Billed Party” has the meaning given such term in Section 4.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means a state or local income or franchise tax return that is filed on a unitary combined basis and includes the activity of both an Archrock Entity and a Partnership Entity.

“Combined Tax Liability” means the tax liability reflected on a Combined Return, as finally adjusted.

“Compression Equipment” means natural gas compressor units, including electrically powered compressors, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.

“Compression Services” means the provision by a Person of natural gas contract compression services to a third-party customer, whether pursuant to a Master Compression Services Agreement, a lease arrangement pursuant to which such Person leases Compression Equipment to a third-party customer (whether or not required to provide other compression services to such customer pursuant to one or more agreements) or otherwise.

“Compressor Logistics” means operation, maintenance, repair, overhaul and transportation duties performed by a Shared Employee with respect to equipment owned or leased by a Party other than OPCO or TOPS.

“Corporate Administration” means those administrative activities reasonably necessary for a Party to operate its business, including without limitation, those activities set forth on Schedule 3.1(a).

“Corporate Overhead” means overhead expenses incurred by OPCO other than Corporate Administration, and costs and expenses directly related to Compression Equipment.

“Covered Environmental Losses” has the meaning given such term in Section 6.1(a).

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“Effective Time” has the meaning given such term in Section 4.1(b).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through the applicable Closing Date.

“Form Bill of Sale” means the form of Bill of Sale attached hereto as Exhibit 1, which form may be amended or replaced with a new form of Bill of Sale from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.

“Form Lease Agreement” means the form of Compression Equipment Lease Agreement attached hereto as Exhibit 2, which form may be amended or replaced with a new form of Compression Equipment Lease Agreement from time to time as long as such amended or replacement form does not materially conflict with the terms and provisions of this Agreement.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“GP LLC” has the meaning given such term in the introduction to this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, petroleum products, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons whether refined or unrefined and (c) asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“Indemnified Party” means either the Partnership Group or Archrock, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article VI.

“Indemnifying Party” means either the Partnership Group or Archrock, as the case may be, each in its capacity as a party from whom indemnification may be required in accordance with Article VI.

“Lease Takeover Arrangement” has the meaning given such term in Section 2.4.

“Licensees” means, for purposes of Article V hereof, the Subsidiaries of Archrock (excepting in their Licensor capacity, if any), including the Partnership Entities.

“Licensor” means, for purposes of Article V hereof, Archrock, together with any Mark-owning Archrock Entity.

“Liens” means any mortgages, pledges, security interests, liens, charges, claims, restrictions, easements or other encumbrances of any nature.

“Marks” means all current and future trademarks, trade names, logos and/or service marks held by any Archrock Entity, whether via ownership or licensing arrangement, that relate to the Licensees’ businesses and the services performed therewith.

“Master Compression Services Agreement” means any form of master agreement utilized to document the provision of Compression Services, which may include any Archrock Entity’s standard form of Master Compression Services Agreement, any Partnership Entity’s standard form of Master Compression Services Agreement, an Archrock Customer’s master compression agreement, or a Partnership Customer’s master compression agreement,  in any of the foregoing cases whether a past, current or future form of such agreement, including negotiated versions of the same.

“New Customer” means any Person that is not an Archrock Customer or a Partnership Customer that informs any of the Parties hereto of a need for Compression Services.

“Non-Compression Equipment” means natural gas gathering, production and processing equipment and related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.

“OPCO” has the meaning given such term in the introduction to this Agreement.

“Operating Company” has the meaning given such term in the introduction to this Agreement.

“Organizational Documents” means certificates or articles of incorporation, by-laws, certificates of formation, limited liability company operating agreements, certificates of limited partnership or limited partnership agreements or other formation or governing documents of a particular entity.

“Other Losses” is defined in 6.2(a).

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 20, 2006, amended by Amendment No. 1 dated as of April 14, 2008 and amended by Amendment No. 2 dated as of December 20, 2017, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.  An amendment or modification to the Partnership Agreement subsequent to the Effective Date shall be given effect for the purposes of this Agreement only if it has received the approval of the Partnership that would be required, if any, pursuant to Section 8.5 hereof if such amendment or modification were an amendment or modification of this Agreement.

“Partnership Assets” means the compression services contracts and related customer relationships; gathering, processing or production services contracts and related customer relationships; and Compression Equipment and Non-Compression Equipment, owned by the Partnership Group

“Partnership Customers” means (a) the Persons set forth on Exhibit 5 and any of their respective Affiliates other than Affiliates otherwise set forth on Exhibit 4, (b) any New

Customer that enters into an agreement with a member of the Partnership Group in accordance with Section 2.2 pursuant to which such member of the Partnership Group agrees to provide Compression Services to such New Customer and (c) any agreed to recharacterization of an Archrock Customer as a Partnership Customer in accordance with Section 2.5.

“Partnership Entities” means GP LLC, the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership, the Operating Company and any Subsidiary of the Partnership or the Operating Company.

“Partnership Horsepower” means, with respect to a particular month, the quotient of (i) the sum of the aggregate amount of Compression Equipment horsepower owned or leased by the Partnership Group (excluding units owned by the Partnership Group but leased to USCSB), regardless of whether such Compression Equipment is working or idle, on the last day of the month immediately preceding such month and on the last day of each of such month, divided by (ii) two.

“Partnership Site” means a Site of a Partnership Customer.

“Party” or “Parties” have the meaning given such terms in the introduction to this Agreement.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes that are not due and payable or that may thereafter be paid without penalty, (iii) Liens securing debt of a transferor that will be released prior to or as of the date of the applicable transfer and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary operation of the Compression Equipment to which the Permitted Liens are attached.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Prior Omnibus Agreement” has the meaning given such term in the Recitals.

“Requesting Party” a Party requesting joint employment services by Shared Employees from OPCO or TOPS.

“Separate Tax Liability” means, for the tax period covered by a Combined Return, the amount of income or franchise tax that would have been imposed on the Partnership Group had the Partnership Group filed its own income or franchise tax return on a unitary combined basis including only activity of Partnership Entities included in the Combined Return and adopting all tax elections and accounting methods used on the Combined Return.

“Shared Employees” means employees jointly employed by OPCO or TOPS and one or more other Parties.

“Site” means the specific geographic site at which a particular item of Compression Equipment engaged in is being utilized in the provision of Compression Services, as further specified by the customer contract, or any schedule thereto, pursuant to which such Compression Services are being provided.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Total Domestic Horsepower” means, with respect to a particular month, the sum of the USCSB Horsepower and the Partnership Horsepower.

“TOPS” has the meaning given such term in the introduction to this Agreement.

“Transferee” means a transferee of Compression Equipment pursuant to Article IV.

“Transferor” means a transferor of Compression Equipment pursuant to Article IV.

“USCSB” means the Archrock Entities’ U.S. contract Compression Services business

“USCSB Horsepower” means, with respect to a particular month, the quotient of (i) the sum of the aggregate amount of Compression Equipment horsepower owned or leased by USCSB (excluding units designated “for sale only” by the Archrock Entities or units owned by USCSB but leased to the Partnership Group), regardless of whether such Compression Equipment is working or idle, on the last day of the month immediately preceding such month and on the last day of such month, divided by (ii) two.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to Environmental Laws which provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.

ARTICLE II

BUSINESS OPPORTUNITIES

2.1Overlapping Customers.

(a)The Parties agree that in the event that, after the date of this Agreement, an Archrock Customer or a Partnership Customer requests Compression Services involving the provision of additional Compression Equipment or additional contract compression services at a Partnership Site or an Archrock Site, whether in addition to or in replacement of Compression Equipment or contract compression services existing at such Site as of the Effective Date, (i) any member of the Partnership Group shall be entitled to provide such Compression Services if such customer is a Partnership Customer and (ii) any Archrock Entity shall be entitled to provide such Compression Services if such customer is an Archrock Customer.

(b)Except as expressly provided otherwise in this Article II, the Parties agree that any offer by any of the Parties hereto to provide Compression Services to (i) a Partnership Customer in any state or territory of the United States shall be made solely on behalf of the Partnership Entities and (ii) an Archrock Customer in any state or territory of the United States shall be made solely on behalf of the Archrock Entities.

2.2New Customers.  The Parties agree that any offer by any of the Parties hereto to provide Compression Services to New Customers in any state or territory of the United States shall be first made on behalf of the Archrock Entities and shall include an offer to provide such Compression Services under an agreement substantially in the form of a Master Compression Services Agreement.  If a New Customer enters into an agreement with a member of the Partnership Group for Compression Services, then such New Customer will then constitute a Partnership Customer for the purposes of this Agreement and if, in accordance with this Section 2.2, a New Customer enters into an agreement with an Archrock Entity for Compression Services, then such New Customer will then constitute an Archrock Customer for the purposes of this Agreement.

2.3Scope of the Prohibition.  Except as provided in this Article II, each of the Parties shall be free to engage (whether directly or through the acquisition of or investment in equity or debt interests in any Person) in any business activity whatsoever, including those that may be in direct competition with any of the other Parties.

2.4Lease Takeover Arrangements.  If a Partnership Customer (or that customer’s applicable business) and an Archrock Customer (or that customer’s applicable business) enter into an arrangement whereby one assigns or otherwise disposes of certain mineral leasehold interests to the other or to a New Customer for whom Compression Services are provided by a Partnership Entity or an Archrock Entity, respectively (a “Lease Takeover Arrangement”), the Compression Services shall continue to be provided by the Partnership Entity or Archrock Entity that had provided the Compression Services to the assignor at the relevant Site(s). Notwithstanding the provision of Compression Services by a Partnership Entity to a customer as a result of a Lease Takeover Arrangement, if the assignee would qualify as a new customer but for the Lease Takeover Arrangement, then that assignee shall be deemed a New Customer for purposes of

Section 2.2 with respect to any subsequent Compression Services provided that are not a result of a Lease Takeover Arrangement.

2.5Volitional Customer Allocations.  Notwithstanding anything in this Article II to the contrary, if at any time a Compression Services customer—whether a New Customer, an Archrock Customer and/or a Partnership Customer (each a “Customer”)—and/or its Compression Services provider—whether an Archrock Entity and/or a Partnership Entity—desire to consolidate their Compression Services with a particular Compression Services provider, then the parties to the underlying Compression Services contracts may allocate any or all existing and/or future Compression Services business via those Compression Services contracts to either an Archrock Entity or a Partnership Entity. Any agreed to reallocation of future Compression Services business shall be accompanied by a conforming redesignation of an Archrock Customer as a Partnership Customer or vice versa and will be memorialized via any relevant changes to or supplementation of Exhibits 4 and 5, each effective as of the effective date of such redesignation. Acknowledging that accommodating the wishes of Compression Services Customers and/or working toward a more customer-friendly and/or efficient invoicing framework (i.e., allowing receipt of invoices from either an Archrock Entity or a Partnership Entity, but ideally not both), for example, could ultimately benefit both the Archrock Entity and the Partnership Entity (e.g., via better customer relations, potentially additional Compression Services work and more efficient invoicing), the Parties agree that the aforementioned allocations may be made without further compensation to the entity from which those Compression Services contracts may be moved.

2.6Enforcement.  Each Party agrees and acknowledges that the other Parties hereto do not have an adequate remedy at law for the breach by such Party of the covenants and agreements set forth in this Article II, and that any breach by such Party of the covenants and agreements set forth in this Article II would result in irreparable harm to the other Parties hereto.  Each Party further agrees and acknowledges that the other Parties hereto may, in addition to the other remedies that may be available to the other Parties hereto, file a suit in equity to enjoin such Party from such breach, and consents to the issuance of injunctive relief under this Agreement.

2.7Non-Compression Equipment at a Particular Site.  Each Party agrees that if a member of the Partnership Group or an Archrock Entity owns and is operating Non-Compression Equipment at a particular site, that entity shall have the first right, but not the obligation, to expand the facility or capacity of such Non-Compression Equipment.

ARTICLE III

SHARED EMPLOYEES AND AGENT COSTS

3.1Provision of and Reimbursement for OPCO’s Shared Employees, Agent Goods and Services, and Corporate Overhead. Upon the reasonable request of a Party, OPCO shall (i) make Shared Employees available to such Party to provide Compressor Logistics and Corporate Administration and (ii) procure Agent Goods and Services, as agent for the Requesting Party, inclusive of those set forth on Schedule 3.1(a).

(a)The Shared Employees specified in Section 3.1 above shall be common law employees of both OPCO and the Requesting Party; OPCO and Requesting Party shall be co-employers or joint-employers with respect thereto. OPCO shall have authority and responsibility for, on behalf of itself and Requesting Parties, (1) training, evaluating, replacing, directing, controlling, supervising, disciplining, and terminating a Shared Employee, as necessary to conduct the Requesting Party’s business, discharge any applicable fiduciary duty, or comply with any licensure, regulatory, or statutory requirement; (2) goods and services produced by the Requesting Party; (3) the acts, errors, and omissions of Shared Employee committed within the scope of the Requesting Party’s business. OPCO will serve as agent of the other Parties for purposes of providing staff management and human resources services and for paying and providing wages, salary, benefits, worker’s compensation, unemployment insurance, and federal, state, and local tax withholding. All Parties utilizing Shared Employees shall reimburse OPCO on a dollar-for-dollar basis for their proportionate share of all actual costs and expenses that OPCO incurs as their agent with respect to their use of Shared Employees. The Parties may utilize any reasonable and mutually agreeable method for approximating their respective use of Shared Employees for purposes of calculating the Shared Employee reimbursement.

(b) OPCO shall, on behalf of itself and the Requesting Party, hire, fire, discipline, and reassign the assigned Shared Employees.

(c)OPCO shall, on behalf of itself and the Requesting Party, control the adoption of employment and safety policies and the management of workers’ compensation claims, claim filings, and related procedures.

(d)OPCO shall provide and administer employee benefits for the Shared Employees.

(e)The Requesting Party receiving Agent Goods and Services shall reimburse OPCO for the direct and indirect costs and expenses of procuring the Agent Goods and Services on such Party’s behalf. OPCO shall provide such Party with records supporting the amount of such costs and expenses.

(f)The Requesting Parties shall reimburse OPCO for their respective share of Corporate Overhead on any reasonable basis mutually agreeable to the Parties.

3.2Provision of and Reimbursement for TOPS’ Shared Employees, Agent Goods and Services, and Corporate Overhead Upon the reasonable request of a Party, TOPS shall (i) make Shared Employees available to such Party to provide Compressor Logistics and Corporate Administration and (ii) procure Agent Goods and Services, as agent for the Requesting Party, inclusive of those set forth on Schedule 3.1(a).

(a)The Shared Employees specified in Section 3.2 above shall be common law employees of both TOPS and the Requesting Party; TOPS and Requesting Parties shall be co-employers or joint-employers with respect thereto. TOPS shall have authority and responsibility for, on behalf of itself and the Requesting Party, (1) training, evaluating, replacing, directing, controlling supervising, disciplining, and terminating a Shared Employee, as necessary to conduct the Requesting Party’s business, discharge any applicable fiduciary duty, or comply with any licensure, regulatory, or statutory requirement; (2) goods and services produced by the Requesting Party; (3) the acts, errors, and omissions of Shared Employees committed within the scope of the Requesting Party’s business TOPS will serve as agent of the other Parties for purposes of providing staff management and human resources services and for paying and providing wages, salary, benefits, worker’s compensation, unemployment insurance, and federal, state, and local tax withholding. All Parties utilizing Shared Employees shall reimburse TOPS on a dollar-for-dollar basis for their proportionate share of all actual costs and expenses that TOPS incurs as their agent with respect to their use of Shared Employees. The Parties may utilize any reasonable and mutually agreeable method for approximating their respective use of Shared Employees for purposes of calculating the Shared Employee reimbursement.

(b)TOPS shall, on behalf of itself and the Requesting Party, hire, fire, discipline, and reassign the assigned Shared Employees.

(c)TOPS shall, on behalf of itself and the Requesting Party, control the adoption of employment and safety policies and the management of workers’ compensation claims, claim filings, and related procedures.

(d)TOPS shall, on behalf of itself and the Requesting Party, provide and administer employee benefits for the Shared Employees.

(e)The Requesting Party receiving Agent Goods and Services shall reimburse TOPS for the direct and indirect costs and expenses of procuring the Agent Goods and Services on such Party’s behalf. TOPS shall provide such Party with records supporting the amount of such costs and expenses.

(f)The Requesting Parties shall reimburse TOPS for their respective share of Corporate Overhead on any reasonable basis mutually agreeable to the Parties.

ARTICLE IV

COMPRESSION EQUIPMENT TRANSFERS

4.1Transfer Mechanics

(a)In the event an Archrock Entity or a Partnership Entity determines in good faith that there exists a need to transfer Compression Equipment between the Archrock Entities, on the one hand, and the Partnership Group, on the other hand, such Compression Equipment shall be so transferred (or, to the extent provided in Section 4.2, leased), from a member of the Archrock Entities to a member of the Partnership Group, or from a member of the Partnership Group to a member of the Archrock Entities, as the case may be; provided, that all of the following conditions are satisfied with respect to such transfer or lease (each such transfer or lease for the purposes of this Article IV, unless set forth otherwise, a “transfer”) at the Effective Time (as defined below) of such transfer:

(i)Except as provided in Section 4.2 in respect of Compression Equipment that is leased, such transfer will constitute a valid and absolute transfer (each such transfer, as the case may be, constituting a “true sale” for bankruptcy law purposes) of all right, title and interest of the Transferor in, to and under the transferred Compression Equipment, free and clear of any Liens except for any Liens created by the Transferee and any Permitted Liens;

(ii)Such transfer will not conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Organizational Documents of the Transferor or the Transferee, or any material term of any indenture, agreement, mortgage, deed of trust, derivative instrument or other instrument to which the Transferor or Transferee or any of their respective subsidiaries is a party or by which either of them is bound, or result in the creation or imposition of any Lien upon any of their respective properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, derivative instrument or other instrument, or violate any law or any order, rule, or regulation applicable to the Transferor or Transferee or any of their respective subsidiaries of any court or of any federal or state regulatory body, administrative agency, or other governmental authority having jurisdiction over either of them or any of their respective properties;

(iii)The Compression Equipment will be transferred under this Article IV in a condition appropriate for the Transferee’s anticipated commercial use; provided, that such anticipated commercial use shall be consistent with such equipment’s historical use; provided, further, that any repairs or modifications, or any costs associated therewith, required to make such Compression Equipment appropriate for the Transferee’s anticipated commercial use of such Compression Equipment shall be the obligation of the Transferor.  If there is no anticipated commercial use at the time of the transfer or the anticipated commercial use is inconsistent with the Compression Equipment’s historical use, the Compression Equipment will be transferred under this Article IV in its then-current condition.

In connection with each proposed transfer, each of the Transferee and the Transferor will use their respective commercially reasonable efforts to cause the conditions set forth above to be satisfied as of the Effective Time (as defined below).

(b)All transfers of Compression Equipment pursuant to this Section 4.1 shall be deemed to take place at 12:01 a.m. on the date of transfer (the “Effective Time”) and shall include all of the following assets, rights and properties of the Transferor with respect to such transferred Compression Equipment; provided, that with respect to transfers that are effected under a lease pursuant to Section 4.2, the following assets, rights and properties shall be so transferred to the extent provided for in, and not inconsistent with, the relevant lease agreement, and except as provided below:

(i)All Transferor-owned appliances, parts, instruments, machinery, accessories and other equipment attached or installed thereto;

(ii)The rights of the Transferor under all permits relating exclusively to such Compression Equipment, to the extent that such permits are transferable and the transfer of which is authorized or consented to by any third parties required to make such transfer effective as to third parties;

(iii)Except in the case of a lease, all warranties and guarantees, if any, express or implied, existing for the benefit of the Transferor in connection with such Compression Equipment to the extent assignable;

(iv)Except in the case of a lease, any fuels, lubricants and maintenance supplies exclusively related to such Compression Equipment; and

(v)Except in the case of a lease, all vendor information, catalogs, technical information, specifications, designs, drawings and maintenance records related to such Compression Equipment and to which the Transferor has ready access without undue effort.

(c)Except as provided in Section 4.2 in respect of Compression Equipment that is leased, on the date of any transfer of Compression Equipment, the Transferor shall deliver or cause to be delivered to the Transferee the following:

(i)A general conveyance or bill of sale in the form of the Form Bill of Sale transferring to Transferee, as of the Effective Time, good, marketable and indefeasible title to all of the tangible personal property contemplated by Section 4.2(b) and included in the transferred Compression Equipment, free and clear of any Liens, except for any Liens created by the Transferee and except for Permitted Liens;

(ii)All appropriate documents for the assignment as of the Effective Time of the Transferor’s rights under the permits referred to in Section 4.1(b)(ii), together with all consents of third parties required to make such assignments effective as to such third parties; and

(iii)Such other instruments of transfer and assignment in respect of the transferred Compression Equipment as the Transferee shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.

4.2Settlement; Appraised Value

(a)Prior to the Effective Time of any transfer pursuant to Section 4.1, the Partnership Group and the applicable Archrock Entity will determine the aggregate Appraised Value of the Compression Equipment to be so transferred.

(b)In consideration for such transfer, the Transferee, at its discretion (subject to the provisos of Sections 4.2(b)(ii) and (iii) and subject to Sections 4.2(b) and (c)), shall take any one or more of the following actions prior to or contemporaneously with the Effective Time of such transfer:

(i)Transfer Compression Equipment to the Transferor of equal or greater Appraised Value than the Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1 (provided, that if such Compression Equipment is of greater Appraised Value than the Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1, such excess Appraised Value shall be deemed to be a transfer of Compression Equipment with a value equal to such excess Appraised Value and Transferor shall be required to take one or more of the actions contemplated by this Section 4.2(b) in consideration for such excess Appraised Value) in accordance with this Article IV;

(ii)Execute and deliver a lease agreement substantially in the form of the Form Lease Agreement pursuant to which the Transferee agrees to lease from the Transferor the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1, which lease agreement shall be counter-signed by the Transferor (provided, however, that the ability of the Transferee to execute and deliver such a lease may be limited in the sole discretion of Archrock, to the extent that an Archrock Entity is the Transferor, or in the sole discretion of the Partnership, to the extent that a member of the Partnership Group is the Transferor); or

(iii)Deliver to the Transferor cash (or an obligation to make payment in cash no later than 60 days following the end of the fiscal quarter in which the transfer is effected) in the amount of the aggregate Appraised Value of the Compression Equipment to be transferred to the Transferee pursuant to Section 4.1 (provided, however, that the ability of the Transferee to make such a payment may be limited in the sole discretion of Archrock, to the extent that an Archrock Entity is the Transferor, or in the sole discretion of the Partnership, to the extent that a member of the Partnership Group is the Transferor).

(c)In the event that the Transferee cannot through the use of its commercially reasonable efforts provide adequate consideration to the Transferor for Compression Equipment to be transferred in any of the manners set forth in Section 4.2(b), then no such transfer pursuant to the terms of this Article III shall occur.

(d)Notwithstanding Section 4.2(b), if the Transferor is a member of the Partnership Group, the Transferee shall not be entitled to take the actions contemplated by Section 4.2(b)(ii) if such action would cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.  In such event, if compliance by Archrock with Sections 4.2(b)(i) or (iii) is not commercially practicable, the Partnership and Archrock shall negotiate in good faith to reach agreement on another manner in which to reimburse the Partnership for such Compression Equipment; provided, that the final terms of such reimbursement shall be approved by the Partnership.

4.3Other Sales Permitted. Nothing otherwise set forth in this Article III shall be deemed to preclude any of the Archrock Entities and any member of the Partnership Group from negotiating or consummating at any time the purchase and sale of newly fabricated Compression Equipment, existing Compression Equipment or all or any part of the USCSB or Partnership Assets; provided, however, that such negotiations or purchase and sale shall be conducted pursuant to the terms and procedures then mutually agreed upon by Archrock and the General Partner or the Partnership, as applicable.

4.4Proration of Ad Valorem Taxes.  Ad valorem taxes (other than Texas ad valorem taxes subject to Texas Tax Code §§ 23.1241, 23.1242) relating to the ownership of Compression Equipment transferred pursuant to Section 4.1 shall be prorated on a daily basis between the Archrock Entities and the Partnership Group with the Archrock Entities and the Partnership Group responsible for the prorated portion of such taxes for the period (for purposes of this Section 4.4, “period” means the period beginning on the assessment date for ad valorem taxes through the day before the next assessment date for such taxes) of their respective ownership of such transferred Compression Equipment.  As between the Archrock Entities and the Partnership Group, the Party that receives the ad valorem tax billing (the “Billed Party”) shall provide a copy of such billing to the other Party together with a calculation of the prorated ad valorem taxes owed by each party.  The Party that did not receive the ad valorem tax billing shall pay its prorated portion of the ad valorem taxes to the Billed Party prior to the due date of such taxes and the Billed Party shall be responsible for the timely payment of the ad valorem taxes to the taxing authorities. No reimbursement will be required for Texas ad valorem taxes subject to Texas Tax Code § 23.1241, 23.1242.

ARTICLE V

LICENSE

5.1Grant of License.  Subject to the terms and conditions herein, Licensor hereby grants to Licensees a limited, royalty-free right and license to use the Marks within the United States during the term of this Agreement.

5.2Restrictions on Marks.  In order to ensure the quality of uses under the Marks, and to protect the goodwill of the Marks, Licensees agree as follows:

(a)Licensees will use the Marks only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensees from time to time, it being understood that Licensor has evaluated Licensees’ businesses and services and determined that they are of a quality that justifies this grant of a license.  Licensees recognize the substantial goodwill associated with the Marks and will not permit the quality of the businesses or services with which Licensees use the Marks to deteriorate so as to affect adversely the goodwill associated with the Marks. Licensees will not cause any action, or permit or fail to prevent any action by Licensees’ affiliates or any other Party under Licensees’ control, that is deemed to injure, harm or dilute the distinctiveness or goodwill of the Marks;

(b)Licensees will only use the Marks in strict association with Licensees’ businesses and the services performed therewith;

5.3Ownership.  Licensor shall own all right, title and interest, including all goodwill relating thereto, in and to the Marks, and all trademark rights embodied therein shall at all times be solely vested in Licensor. Licensees have no right, title, interest or claim of ownership in the Marks, except for the licenses granted in this Agreement. All use of the Marks shall inure to the benefit of Licensor. Licensees agree that they will not attack the title of Licensor in and to the Marks.

5.4Confidentiality.  The Licensees shall maintain in strictest confidence all confidential or nonpublic information or material disclosed by Licensor and in the materials supplied hereunder in connection with the license of the Marks, whether in writing or orally and whether or not marked as confidential. Such confidential information includes, but is not limited to, algorithms, inventions, ideas, processes, computer system architecture and design, operator interfaces, operational systems, technical information, technical specifications, training and instruction manuals, and the like. In furtherance of the foregoing confidentiality obligation, Licensees shall limit disclosure of such confidential information to those of their employees, contractors or agents having a need to access the confidential information for the purpose of exercising rights granted hereunder.

5.5Estoppel.  Nothing in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon Licensees (a) any license or other right under the intellectual property rights of Licensor other than the license granted herein to the Marks as set forth expressly herein or (b) any license rights other than those expressly granted herein.

5.6Warranties; Disclaimers.  The Licensor represents and warrants that (i) it owns and has the right to license the Marks licensed under this Agreement and (ii) the Marks do not infringe upon the rights of any third parties.

(a)EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS DESCRIBED IN SECTION 5.5, LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SUBJECT MATTER HEREOF, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED OR EXPRESS WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS (WHETHER ANY LICENSEE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

ARTICLE VI

INDEMNIFICATION

6.1Environmental Indemnification.

(a)Subject to Section 6.3, Archrock shall indemnify, defend and hold harmless the Partnership Group from and against any environmental claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:

(i)any violation of Environmental Laws associated with the ownership or operation of the Partnership Assets;

(ii)any event or condition associated with ownership or operation of the Partnership Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Partnership Assets or the disposal or release of Hazardous Substances generated by operation of the Partnership Assets) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable

Voluntary Cleanup Program, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program and (C) the cost and expense for any environmental pre-trial, trial, or appellate legal or litigation support work; provided, in the case of clauses (A) and (B) such cost and expense shall not include the costs of and associated with project management and soil and ground water monitoring; or

(iii)but only to the extent that such violation complained of under Section 6.1(a)(i) or such events or conditions included under Section 6.1(a)(ii) occurred before the applicable Closing Date with respect to such Partnership Assets (collectively, “Covered Environmental Losses”).

(b)The Partnership Group shall indemnify, defend and hold harmless Archrock and its Affiliates from and against any Covered Environmental Losses suffered or incurred by Archrock and its Affiliates relating to the Partnership Assets occurring on or after the applicable Closing Date, except to the extent that the Partnership Group is indemnified with respect to any of such Covered Environmental Losses under Section 6.1(a), and unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 6.7(a) of the Partnership Agreement.

(c)Except for claims for Covered Environmental Losses made before the third anniversary of the applicable Closing Date, which shall not terminate, all indemnification obligations in this Section 6.1 shall terminate on the third anniversary of the applicable Closing Date.

6.2Additional Indemnification.

(a)In addition to and not in limitation of the indemnification provided under Section 6.1(a) and/or in any contribution agreement relating to any transaction involving the purchase or contribution of Partnership Assets, subject to Section 6.3 and except as otherwise set forth in any Exhibit hereto, Archrock shall indemnify, defend and hold harmless the Partnership Group from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group (“Other Losses” and, together with Covered Environmental Losses, “Losses”) by reason of or arising out of:

(i)failure to convey good and defensible title to the Partnership Assets to one or more members of the Partnership Group, and such failure render the Partnership Group unable to use or operate the Partnership Assets in substantially the same manner as they were operated by the Archrock Entities immediately prior to the applicable Closing Date with respect to such Partnership Assets;

(ii)events and conditions associated with the Retained Assets whether occurring before or after the applicable Closing Date;

(iii)all federal, state and local income tax liabilities attributable to the operation of the Partnership Assets prior to the applicable Closing Date, including any such income tax liabilities of Archrock that may result from the consummation of the formation transactions for the Partnership Entities; and

(iv)provided, however, that in the case of clauses (i) and (ii) above, such indemnification obligations shall terminate on the third anniversary of the applicable Closing Date; and that in the case of clause (iii) above, such indemnification obligations shall survive until sixty (60) days after the termination of any applicable statute of limitations.

(b)In addition to and not in limitation of the indemnification provided under Section 6.1(b), the Partnership Agreement and/or any contribution agreement relating to any transaction involving the purchase or contribution of Partnership Assets, and except as otherwise set forth in any Exhibit hereto, the Partnership Group shall indemnify, defend and hold harmless Archrock and its Affiliates from and against any claims, losses and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by Archrock and its Affiliates by reason of or arising out of events and conditions associated with the operation of the Partnership Assets and occurring on or after the applicable Closing Date unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 6.7(a) of the Partnership Agreement.  Notwithstanding the foregoing, in the event this Section 6.2(b) conflicts with the terms and conditions of any instrument or agreement relating to the transfer of a particular Partnership Asset, the terms of that other instrument or agreement shall control.

6.3Limitations Regarding Indemnification.

(a)The aggregate liability of Archrock under Section 6.1(a) shall not exceed $5.0 million.

(b)No claims may be made against Archrock for indemnification pursuant to Sections 6.1(a) or 6.2(a) unless the aggregate dollar amount of the Losses suffered or incurred by the Partnership Group exceed $250,000, after such time Archrock shall be liable for the full amount of such claims, subject to the limitations of Section 6.3(a).

(c)Notwithstanding anything herein to the contrary, in no event shall Archrock have any indemnification obligations under Section 6.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the applicable Closing Date with respect to a particular Partnership Asset.

6.4Indemnification Procedures.

(a)The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VI, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement).

(b)The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VI, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Partnership in the case of the Partnership Group) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article VI, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to endeavor to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 6.4.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VI; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.  The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.

The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

ARTICLE VII

TAX SHARING

7.1Filing of Combined Returns and Payment of Tax.

(a)Archrock shall prepare and timely file all required Combined Returns and shall timely pay the Combined Tax Liability to the appropriate taxing authority. Archrock may take all actions necessary or incidental to preparing and filing a Combined Return, including making elections, adopting accounting methods, filing extensions, filing refund claims, executing waivers, managing audits, contesting tax determinations before administrative or judicial bodies, executing closing or settlement agreements, and obtaining administrative rulings.

(b)The Partnership agrees to cooperate with Archrock in filing any Combined Return and agrees to take such action as Archrock may reasonably request in connection therewith, including providing information Archrock may reasonably request (and retaining such documentation through the statutory period for assessment) and executing election forms.

7.2Allocation and Reimbursement of Combined Tax Liability.

(a)For each Combined Return, Archrock, in its sole discretion, may require the Partnership to pay to Archrock the amount of Separate Tax Liability as reimbursement for the Partnership’s share of the Combined Tax Liability. Partnership shall pay such amount to Archrock on or before 45 days after the date Archrock files the related Combined Return.

(b)If Archrock is required to make estimated payments of Combined Tax Liability, Archrock may, at its sole discretion, estimate Separate Tax Liability and require the Partnership to pay Archrock an amount that equals the estimated Separate Tax Liability multiplied by the ratio of the estimated Separate Tax Liability to estimated Combined Tax Liability. The Partnership shall pay such amount to Archrock within 30 days after Archrock provides a written request for the payment, which request may not be made until after Archrock makes an estimated payment of Combined Tax Liability. Payments required from the Partnership under Section 7.2(a) above shall be reduced by amounts the Partnership pays under this subsection for the same tax year. If amounts the Partnership pays under this subsection for a given tax year exceed the amounts due under Section 7.2(a) for such tax year, Archrock shall pay such excess to the Partnership within 30 days of filing the Combined Return for that year.

7.3Adjustments to Combined Tax Liability.

(a)If Combined Tax Liability is adjusted for any taxable period, Archrock shall recalculate Separate Tax Liability to reflect such adjustment. If the adjustment increases Separate Tax Liability, Archrock may require the Partnership to pay it the amount of the increase. If the adjustment decreases Separate Tax Liability, Archrock shall pay the Partnership the amount of the decrease. The Party responsible for making payment under this subsection shall make such payment within 30 days of the earlier of Archrock either (i) filing an amended Combined Return or (ii) resolving the adjustment with the relevant taxing authority (e.g., by way of settlement or final administrative or judicial decision).

(b)Any interest and/or penalty not specifically allocated to the Partnership by the taxing authority may be allocated to Partnership upon such basis as Archrock and the Partnership deem appropriate in view of applicable circumstances.

7.4Miscellaneous.

(a)This Agreement shall be interpreted with the intent of causing the Partnership to reimburse Archrock for the Partnership’s economic share of Combined Tax Liability. Archrock and the Partnership may, by written agreement, deviate from the terms of this Article VII to accomplish this intent.

(b)The provisions of this Article VII shall govern Combined Returns that include the activity of only Archrock and its wholly owned (directly and indirectly) subsidiaries and shall not apply to Combined Returns that include the activity of legal entities that Archrock does not wholly own (directly or indirectly).

(c)If the Parties terminate the Agreement, the provisions of this Article VII shall continue in effect with respect to payments or refunds due for all Combined Returns filed while the Agreement was in effect.

(d)The Parties shall be responsible for their own taxes not reported on a Combined Return. Archrock shall indemnify the Partnership against any Combined Tax Liability that is assessed against the Partnership to the extent the assessment exceeds Separate Tax Liability.

ARTICLE VIII

MISCELLANEOUS

8.1Governing Law; Submission to Jurisdiction.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed and construed and interpreted in accordance with the laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Texas.

8.2Notices.  Any notice, request, claim, demand or other communications required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery or other reputable courier service or by certified mail, by postage prepaid, return receipt requested or by e-mail, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier, or by e-mail (if delivered prior to 5:00 p.m. Central Time or, if thereafter, then as of the next day) or (b) on the date receipt is acknowledged if delivered by certified mail, addressed to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to any of the Archrock Entities, to:

9807 Katy Freeway, Suite 100
Houston, Texas 77024
Attention: General Counsel
Email: Legal.Review@Archrock.com

If to any of the Partnership Entities, to:

9807 Katy Freeway, Suite 100
Houston, Texas 77024
Attention: General Counsel
Email: Legal.Review@Archrock.com

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

8.3Entire Agreement.  This Agreement supersedes and replaces in its entirety the Prior Omnibus Agreement. This Agreement and the exhibits, annexes and schedules hereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein.

8.4Waivers of Default.  Waiver by any Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party.  No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

8.5Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced.

8.6Assignability; Third Party Beneficiaries.  This agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Parties hereto. Subject to the limitations set forth in Section 8.13, each of the Parties hereto specifically intends that each entity comprising the Archrock Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

8.7Counterparts.  This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party.  Each Party hereto acknowledges that it and each other Party hereto may execute this Agreement by facsimile, stamp, mechanical signature or electronically. Each Party hereto expressly adopts and confirms each such facsimile, stamp, mechanical signature or electronic signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

8.8Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid and unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.9Interpretation.  In this Agreement, words in the singular shall be held to include the plural, and vice versa and words of one gender shall be held to include the other genders as the context requires.  Article, Section and Exhibit references are to the Articles, Sections and Exhibits to this Agreement unless otherwise specified.

8.10Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement.

8.11Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

8.12Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

8.13Negation of Rights of Limited Partners, Assignees and Third Parties.  The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of any of the Parties or other Person shall have the right, separate and apart from such Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

8.14No Recourse Against Officers or Directors.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Archrock Entity or any Partnership Entity.

8.15Right of Offset.  Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

ARCHROCK, INC.

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

AROC CORP.

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

AROC SERVICES GP LLC

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

AROC SERVICES LP LLC

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK SERVICES, L.P.

By:	AROC Services GP LLC,
its general partner

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

Signature Page – Omnibus Agreement

/s/ Stephanie C. Hildebrandt
ARCHROCK SERVICES LEASING LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK ELT LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

TOTAL OPERATIONS AND PRODUCTION SERVICES, LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK ECOTEC LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK IONADA LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

Signature Page – Omnibus Agreement

/s/ Stephanie C. Hildebrandt
ARCHROCK FGC LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK GP LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK GP LP LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK MLP LP LLC

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK GENERAL PARTNER, L.P.

	By:	Archrock GP LLC,
its general partner

	By:	/s/ Stephanie C. Hildebrandt
	Name:	Stephanie C. Hildebrandt
	Title:	Senior Vice President, General Counsel and
Secretary

Signature Page – Omnibus Agreement

ARCHROCK PARTNERS CORP.

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK PARTNERS, L.P.

By:	Archrock General Partner, L.P.,
its general partner

By:	Archrock GP LLC,
its general partner

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK PARTNERS OPERATING LLC

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK PARTNERS LEASING LLC

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

ARCHROCK PARTNERS FINANCE CORP.

By:	/s/ Stephanie C. Hildebrandt
Name:	Stephanie C. Hildebrandt
Title:	Senior Vice President, General Counsel and
Secretary

Signature Page – Omnibus Agreement

Schedule 3.1(a) to the Omnibus Agreement

Agent Goods and Services

1)	operations,
2)	marketing,
3)	inventory management,
4)	legal,
5)	accounting,
6)	treasury,
7)	insurance administration and claims processing,
8)	risk management,
9)	health, safety and environmental,
10)	information technology,
11)	human resources,
12)	credit,
13)	collections,
14)	payroll,
15)	internal audit,
16)	taxes,
17)	engineering,
18)	facilities management,
19)	investor relations,
20)	ERP,
21)	training,
22)	executive,
23)	sales, and
24)	business development.

Schedule 3.1(a)

Exhibit 1 to Omnibus Agreement

FORM BILL OF SALE

EQUIPMENT TRANSFER CERTIFICATE

AND BILL OF SALE

[Effective Date]

___________ (“Transferor”) and ______________ (“Transferee”) (collectively, the “Parties”) hereby confirm their understandings with respect to the transfer effective as of ________________ ___, ____ by Transferor to Transferee of the equipment listed on Schedule 1 attached hereto and made part hereof together with all Transferor-owned appliances, parts, instruments, machinery, accessories, other equipment attached or installed thereto; the rights of the Transferor under all permits relating exclusively to such equipment , to the extent that such permits are transferable and the transfer of which is authorized or consented to by any third parties; all warranties and guarantees, if any, express or implied, existing for the benefit of the Transferor in connection with such equipment to the extent assignable; all vendor information, catalogs, technical information, specifications, designs, drawings and maintenance records related to such equipment and to which the Transferor has ready access without undue effort (“Equipment”).

For good and valuable consideration including an obligation under a note in principal amount equal to the fair value of the Equipment that is the subject of this Equipment Transfer Certificate and Bill of Sale (“Certificate”), Transferor hereby distributes, grants, bargains, sells, transfers, conveys, assigns and sets over unto Transferee all of Transferor’s right, title and interest in, to, and under the Equipment.  Such transfer and conveyance is made without recourse to Transferor.

Transferor hereby warrants and represents to Transferee and its successors and assigns that (a) Transferor has good and marketable legal and indefeasible title to, and good and lawful right to sell, the Equipment; (b) the Equipment is free and clear of any and all mortgages, pledges, security interests, liens, charges, claims, restrictions, easements, and other encumbrances of any nature, other than (1) mechanic’s, carrier’s, workmen’s, repairmen’s or other like liens, arising or incurred in the ordinary course of business; (2) liens for taxes that are not yet due and payable or that may thereafter be paid without penalty; (3) liens securing debt of Transferor that will be released prior to or as of the date of the transfer hereunder or which continue under any senior debt; (4) other imperfections of title or encumbrances that, individually or in the aggregate could not reasonably be expected to materially interfere with the ordinary operation of the Equipment; and (f) liens created by the Transferee (items 1-5, “Permitted Liens”); and (c) it has the power and authority to sell or otherwise transfer the Equipment in the manner provided in this Certificate.  Transferor covenants that it will defend title in and to the Equipment against any and all mortgages, pledges, security interests, liens, charges, claims, restrictions, easements, and other encumbrances of any nature whatsoever, other than Permitted Liens.  EXCEPT AS SET FORTH HEREIN, THE EQUIPMENT IS BEING SOLD WITHOUT ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR USE OR MERCHANTABILITY.

This Certificate is made and given in good faith and not for the purpose of defrauding creditors or purchasers.  The transfer evidenced by this Certificate is intended to be an absolute

Exhibit 1-1

Exhibit 1 to Omnibus Agreement

assignment and conveyance and a true sale, as contemplated in Section 9-109(e) of the Uniform Commercial Code, as adopted by the State of Texas.

THIS CERTIFICATE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, THE UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.  The Parties agree to submit to the jurisdiction of the courts of the State of Texas, the United States of America.

The language governing this Certificate shall be English, and any translation of this Certificate into any other language shall not have legal effect.

This Certificate may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all of which when taken together shall constitute a single agreement.  Delivery of an executed counterpart of a signature page of this Certificate by facsimile transmission or electronic mail (in .pdf form) shall be effective as delivery of a manually executed counterpart of this Certificate.

Transferor covenants and agrees to execute and deliver to Transferee all such other additional instruments and other documents and will do all such other acts and things as may be necessary to fully assign to Transferee, or its successors and assigns, all of the Equipment.

All of the provisions hereof shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of Transferor and Transferee.

IN WITNESS WHEREOF, Transferee and Transferor have caused this Certificate to be duly executed by its authorized representative.

TRANSFEROR:

By:
Name:
Title:

TRANSFEREE:

By:
Name:
Title:

Exhibit 1-2

Exhibit 1 to Omnibus Agreement

Schedule 1 to Bill of Sale

Exhibit 1-3

Exhibit 2 to Omnibus Agreement

FORM LEASE AGREEMENT

EQUIPMENT MASTER RENTAL AGREEMENT

This Equipment Master Rental Agreement including all Schedule(s), which are hereby incorporated by reference (collectively, this “Agreement”), is made between _________________ (“Lessor”) and _________________, (“Lessee”).

Lessor and Lessee agree as follows:

1.Lease.  Subject to and on the terms and conditions set forth in Article IV of the Fourth Amended and Restated Omnibus Agreement among Archrock, Inc., Archrock Services, L.P., Archrock GP LLC, Archrock General Partner, L.P., Archrock Partners, L.P., and Archrock Field Services LLC, as such agreement may be amended, restated, modified, supplemented or replaced (the “Omnibus Agreement”) and herein, Lessee and Lessor may from time to time execute Schedule(s) to this Agreement (each a “Schedule”) and Lessor hereby agrees to lease to Lessee, and Lessee hereby agrees to lease from Lessor, the personal property described and detailed as the “Equipment” on the applicable Schedule.  Each Schedule in conjunction with this Agreement shall be deemed to be a separately enforceable lease between Lessee and Lessor with respect to the Equipment specified in such Schedule.  Lessee and Lessor each represent and warrant for itself that with respect to this Agreement and each applicable Schedule:

a.the execution, delivery and performance by each party have been duly authorized by all necessary corporate action;

b.the individual executing the same was duly authorized to do so; and

c.each constitutes legal, valid and binding agreements, enforceable in accordance with their terms.

2.Term; Rent; Equipment Type.

a.Each applicable Schedule shall set forth the term of the lease and amount of rental payments for the Equipment listed thereon, which Lessee shall pay as set forth on the applicable Schedule.  If Lessee fails to pay any rental or other sum when due, then, if Lessee has received written notice from Lessor, Lessee also shall pay to Lessor interest thereon from the due date thereof to the date of payment at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (“Applicable Rate”).  All payments by Lessee hereunder shall be payable at the office of Lessor, or at such other place as Lessor may from time to time may designate in writing.  It is the intent of the parties that the applicable Schedule shall have a term that is no greater than a whole or fractional month less than 75% of the remaining useful life of the Equipment subject to such Schedule.  Notwithstanding the foregoing, Lessor and Lessee may offset any amounts due and owing from the other against any amounts due and owing to the other.

b.Each applicable Schedule shall set forth the specific Equipment type.

Exhibit 2-1

Exhibit 2 to Omnibus Agreement

3.Taxes.

a.Lessee shall be liable for any and all license fees and assessments and all consumption, sales, use, property, excise and other taxes or charges (including any interest and penalties), now or hereafter imposed by any governmental body or agency upon the Equipment or the purchase, ownership, possession, leasing, operation, use, or disposition thereof hereunder, or the rentals or other payments hereunder (excluding taxes on or measured by the net income of Lessor) (“Taxes”).  In this regard, Lessee shall prepare and file promptly with the appropriate offices any and all Tax and other similar returns required to be filed with respect thereto (sending copies thereof to Lessor) or, if requested by Lessor, notify Lessor of such requirement and furnish Lessor with all information required by Lessor so that it may effect such filing.  If such filings shall be made by Lessor, Lessee shall reimburse Lessor for any such Taxes promptly when due.

4.Inspection and Acceptance upon Delivery of Equipment to Lessee and Return of Equipment to Lessor.  Upon delivery, Lessee assumes the care, custody, supervision and control of the Equipment and of any and all persons or property in the vicinity of the Equipment during the time of delivery, operation and return.  Lessee acknowledges that all Equipment rented hereunder and specified in the Schedule(s) is being delivered in its then-current condition.  Lessee acknowledges that Lessor may not be the manufacturer or supplier of the Equipment and any quotations or recommendations made by Lessor are based on information supplied by Lessee and the manufacturer or supplier of the Equipment.  Within five (5) business days after return of Equipment by Lessee to Lessor at its designated yard, Lessor shall inspect such Equipment and notify Lessee of any damage of the Equipment in addition to damage previously reported to Lessee pursuant to Section 7(e) and invoice Lessor for any such damage.

5.Freight.  Lessee agrees to bear all of the cost of connecting the Equipment and of disconnecting the Equipment prior to returning the Equipment to Lessor.  Except as otherwise provided in the applicable Schedule, all costs of transporting the Equipment from Lessor’s yard to Lessee’s Site described on the applicable Schedule and of transporting the Equipment from such Site back to Lessor’s designated yard will be at Lessee’s sole cost and expense.

6.Insurance.  Lessee shall, at Lessee’s sole cost and expense, maintain insurance or Lessor-approved self-insurance in such amounts, against such risks (including, but not limited to, all risk and public liability and property insurance with respect to the Equipment (including, but not limited to, windstorm, flood and earthquake)) from the time of Lessee’s acceptance of the Equipment in accordance with Section 4 until it is returned to the Lessor’s designated yard, with such carriers and in such form as shall be satisfactory to Lessor.

7.Use / Lessee’s Responsibilities.  Lessee agrees to use the Equipment in a careful and prudent manner with competent agents, employees or subcontractors in accordance with the specifications, if any, of the manufacturer of the Equipment.  If the Equipment is compression equipment, Lessee agrees to pay for damages to the Equipment resulting from free water, excessive condensate or foreign solids, or impurities contained in the gas stream.  Lessee further agrees to pay for all damages to the Equipment resulting from abusive use, failure to maintain the Equipment in accordance with this Agreement or from any negligence on the part of Lessee, its agents, employees or subcontractors; provided, however, Lessee shall not be liable for such damages to the extent such damages are caused by the acts or omissions of Lessor or its parent company,

Exhibit 2-2

Exhibit 2 to Omnibus Agreement

including where services are provided by the Archrock Entities (as defined in the Omnibus Agreement) under the Omnibus Agreement or other similar arrangement.

In addition to any Lessee obligations contained elsewhere in this Agreement and within any Schedule hereto, except to the extent any Schedule provides otherwise, Lessee agrees to and shall:

a.If Lessor is to install the equipment, provide Lessor with authorized ingress and egress to and from the site designated in the applicable Schedule for installation of the Equipment (the “Site”).  Should Lessor be denied access to the Site for any reason not reasonably within Lessor’s control, any time lost by Lessor shall be paid for by Lessee on demand, and if not then paid, shall incur interest at the Applicable Rate.  To the extent that Lessee has superior knowledge of the Site and access routes to the Site, Lessee must advise Lessor of any conditions or obstructions which Lessor might encounter while en route to the Site.  Lessee agrees to maintain the road, if any, and the Site in such a condition that will allow free access and movement to and from the Site in an ordinary highway type vehicle.  If because of an attribute of Lessee’s operations, Lessor is required to use any specialized transportation equipment, cranes or other services and supplies, Lessee shall furnish the same at its expense and without cost to Lessor;

b.Prepare a sound location at the Site adequate in size and capable of properly supporting the Equipment;

c.Immediately mitigate and repair any stoppage, malfunction or leaks of oil or coolant from the Equipment;

d.Return the Equipment in good operating condition, which by way of example, but not exclusion, means free of hydrocarbons, mud, sand and naturally occurring radioactive materials and with castings (e.g. blocks, frames, heads, manifolds, housings, distance pieces, cylinders), shafts (e.g. crankshafts, camshafts, cooler shafts), rods (e.g. connecting rods, piston rods), controls, pumps, scrubbers, bottles, processing piping, header, box, fan and accessories that are not, by way of example, but not exclusion, damaged, rusted or pitted, bent, cracked or inoperable.  If the Equipment is not returned in good operating condition, Lessee agrees to pay Lessor such amounts necessary to bring Equipment up to good operating condition upon invoice by Lessor; provided, however, Lessee shall not be liable for such amounts to the extent such damages are caused by the acts or omissions of Lessor or its parent company; and

e.Perform such other obligations set forth in Annex A hereto.

8.Maintenance.  Unless otherwise provided in the applicable Schedule or separate written operation and maintenance agreement, including the Omnibus Agreement, Lessee acknowledges that Lessor is providing the Equipment as a “bare rental” and, therefore, Lessor will have no maintenance or inspection obligations with respect to the Equipment except capitalizable maintenance obligations.

9.Inspection.  Lessor shall have the right at all reasonable times to enter upon the premises where the Equipment may be located for the purpose of inspecting it or observing its use.

10.Title; Personal Property; Encumbrances; Location.  Lessee covenants that:

Exhibit 2-3

Exhibit 2 to Omnibus Agreement

a.The Equipment is and shall remain personal property and shall not be attached to or become part of any realty;

b.The Equipment will be installed and used at the Site specified in the applicable Schedule pertaining thereto and that it shall not be removed therefrom without the permission of Lessor;

c.That Lessee will not, except as expressly authorized in this Agreement, sell, secrete, mortgage, assign, transfer, lease, sublet, loan part with possession of, or encumber the Equipment or permit any liens or charges to become effective thereon or permit or attempt to do any of the acts aforesaid.  Lessee agrees, at Lessee’s own expense, to take such action as may be necessary to remove any such encumbrance, lien or charge and to prevent any third party from acquiring any other interest in the Equipment (including, but not limited to, by reason of such Equipment being deemed to be a fixture or a part of any realty); and

d.Lessee will not change or remove any insignia, serial number or lettering of the Equipment.

11.Licenses, Permits and Compliance.  Lessee shall, at its sole expense:

a.Comply with all applicable rules and regulations of any federal, provincial, state, county, city, local, municipal or regulatory agency relating to the construction or operation of the Equipment at the Site, or environmental requirements associated therewith (including, but not limited to, air emission, noise and environmental discharges); and

b.Obtain and maintain throughout the term, or any extension thereof, any and all licenses and/or permit fees assessed as a result of this Agreement or against said Equipment.

12.Waste Disposal. Lessee bears responsibility for disposal of liquids, solid, and hazardous waste discharged by the Equipment at the Site in accordance with federal, state and local environmental rules and regulations.

13.Events of Default; Remedies; Expenses.  In the event that:

a.Lessee shall default in the payment of any installment of rent or other sum payable under this Agreement or default in the observance or performance of any other covenant or agreement in this Agreement and the failure to cure said default within ten (10) days after notice by Lessor;

b.Lessee shall dissolve, or become insolvent (however evidenced) or bankrupt, make an assignment for the benefit of creditors, suspend the transaction of its usual business or consent to the appointment of a trustee or receiver, or a trustee or a receiver shall be appointed for Lessee or for a substantial part of its property, or bankruptcy, reorganization, insolvency, or similar proceedings shall be instituted by or against Lessee;

c.an order, judgment, or decree shall be entered against Lessee by a court of competent jurisdiction and such order, judgment or decree shall continue unpaid or unsatisfied and in effect for any period of sixty (60) consecutive days without a stay of execution, or any execution

Exhibit 2-4

Exhibit 2 to Omnibus Agreement

or writ or process shall be issued in connection with any action or proceeding against Lessee or its property whereby all Equipment under the Schedules or any substantial part of Lessee’s property may be taken or restrained;

d.any indebtedness of Lessee for borrowed money shall become due and payable by acceleration of maturity thereof; or

e.Lessor shall in good faith believe that the prospect of payment or performance by Lessee is impaired,

then and in any such event, Lessor may, by written notice to Lessee:

(1)Immediately terminate this Agreement and any Schedule then in effect, at its option, and Lessee’s rights thereunder; and/or

(2)Declare immediately due, and payable all rental installments and other sums hereunder forthwith due and payable whereupon the same shall forthwith become due and payable as liquidated damages and not as a penalty; and/or

(3)Proceed by appropriate court action or actions either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Agreement or to recover damages for the breach thereof; and/or

(4)Without necessity of process or other legal action, enter onto the premises of Lessee or such other premises as the Equipment may then be located and stop the operation of the Equipment and/or take possession of the Equipment, disconnecting and separating the Equipment from any other property and using all force necessary or permitted by applicable law, without Lessor incurring any liability to Lessee or any other person arising out of the taking of any such action.  Lessee agrees to and shall indemnify and hold harmless Lessor from any and all claims, losses, damages, causes of action, suits and liabilities of any kind arising in favor of Lessee, or any interest owner that Lessee represents or serves as operator and arising out of or in connection with the stopping of the operation of the Equipment and/or the removal of the Equipment as aforesaid, whether same result from the forfeiture of any oil, gas or mineral lease, damage to a producing reservoir or lease operations, lost production or other event or condition.  In addition, Lessee shall continue to be liable for all other indemnities under this Agreement and for all legal fees and other costs and expenses resulting from the foregoing defaults or the exercise of Lessor’s remedies.  Lessor shall be entitled to take or retain, by way of offset against any or all amounts due and owing under this Agreement, any assets, tangible or intangible, of Lessee which may then be in the possession of Lessor, its correspondents or agents, wheresoever situated.

14.Indemnity of Lessor.

a.Lessee is responsible and liable for loss of or damage to Equipment arising between the time of delivery and redelivery of the Equipment and Lessee shall protect, defend, indemnify and hold Lessor harmless from and against any such loss or damage, including, but not limited to, improper operation, improper maintenance (unless Lessor performs maintenance), compression of dirty or wet gas, fire, freezing, theft, windstorm, hailstorm, flood, riot, insurrection or explosion, except to the extent such loss or damage is caused by the acts or omissions of Lessor

Exhibit 2-5

Exhibit 2 to Omnibus Agreement

or its parent company (including where services are provided by the Archrock Entities (as defined in the Omnibus Agreement) under the Omnibus Agreement or other similar arrangement).

b.Lessee shall protect, defend, indemnify and hold Lessor harmless from and against any loss, damage, liability, suit, expense, cost or claim, however occurring as the result of loss of or damage to property (other than the Equipment), arising between the time of delivery and redelivery of the Equipment, whether such property is owned by Lessee or third party, and for injury to or death of persons, whether Lessee or its employees or third parties, except to the extent such loss or damage is caused by the acts or omissions of Lessor or its parent company (including where services are provided by the Archrock Entities (as defined in the Omnibus Agreement) under the Omnibus Agreement or other similar arrangement).

c.No Limit.  Except as otherwise provided herein, the indemnity obligations in this Agreement shall not be limited to the amount of insurance carried by either party hereto.

d.Application, Construction and Interpretation.  Notwithstanding any provision in this Agreement to the contrary, the parties agree that the indemnities in this Agreement shall be limited to the extent and only to the extent necessary to comply with applicable law and that this Agreement shall be deemed to be amended to the extent necessary to enforce the indemnities herein.

e.Waiver of Consequential Damages.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM, ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOSSES RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, OR ANY EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, DAMAGES OR LOSSES FOR LOST PRODUCTION, LOST REVENUE, LOST PRODUCT, LOST PROFITS, LOST BUSINESS OR BUSINESS INTERRUPTIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), ULTRAHAZARDOUS ACTIVITY, STRICT LIABILITY, TORT, BREACH OF CONTRACT, BREACH OF STATUTORY DUTY, BREACH OF ANY SAFETY REQUIREMENT OR REGULATION, OR THE NEGLIGENCE OF ANY PERSON OR PARTY, INCLUDING, BUT NOT LIMITED TO, THE INDEMNIFIED PARTY OR PARTIES AND ITS OR THEIR GROUPS, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE, OR ANY OTHER THEORY OF LEGAL LIABILITY WITHOUT LIMITATION, EXCEPT TO THE EXTENT ANY SUCH RELEASING PARTY ACTUALLY SUFFERS SUCH DAMAGES OR LOSSES TO A THIRD PARTY AND SUCH DAMAGES OR LOSSES ARE OTHERWISE INDEMNIFIABLE UNDER SECTION 14 OF THIS AGREEMENT.  THE PARTIES FURTHER AGREE THAT THE FORGOING RELEASE OF LIABILITY SHALL ALSO EXTEND TO EACH PARTY’S PARENT, SUBSIDIARY, AFFILIATED AND RELATED COMPANIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND REPRESENTATIVES.

Exhibit 2-6

Exhibit 2 to Omnibus Agreement

15.Savings Clause.  The parties agree that the indemnities in this Agreement are limited to the extent necessary to comply with applicable state or federal law and that this Agreement shall be deemed to be amended to comply with those laws to the extent their requirements are at variance with any indemnification provisions set forth in this Agreement.

16.Assignment By Lessor.  Lessor may assign its rights and delegate its duties under this Agreement.  Lessor covenants to Lessee that Lessor is empowered to execute this Agreement.  Conditioned upon Lessee’s performing the conditions hereof, Lessee shall peaceably and quietly hold, possess and use the Equipment during the term and any extensions thereof without hindrance.  If Lessor assigns the rents reserved herein or all or any of Lessor’s rights hereunder, such assignee’s rights shall be independent of any claim of Lessee against Lessor.  Lessee on receiving notice of any such assignment shall abide thereby and make payment as may therein be directed.  Following such assignment, the term “Lessor” shall be deemed to include or refer to Lessor’s assignee, except such assignee’s rights shall be independent of any claim of Lessee against Lessor as provided herein.

17.Assignment and Subleasing by Lessee.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 17, LESSEE SHALL NOT, WITHOUT THE PRIOR CONSENT OF LESSOR, ASSIGN, TRANSFER OR ENCUMBER ITS RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT.  ANY ATTEMPTED ASSIGNMENT, TRANSFER OR ENCUMBRANCE BY LESSEE OF ITS RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE NULL AND VOID.  So long as no material event of default shall have occurred and be continuing, Lessee may, without the consent of Lessor, sublease one or more of the Equipment to any third party or use the Equipment in connection with the provision of contract compression services pursuant to a contract (a “User Contract”).  No such subleasing, or use in connection with provision of services, by Lessee will reduce or affect any of the obligations of Lessee hereunder or the rights of Lessor under this Agreement, and all of the obligations of Lessee hereunder shall be and remain primary and shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety.

18.No Lessor Equipment Warranties.  EXCEPT AS OTHERWISE PROVIDED IN THE APPLICABLE SCHEDULE, LESSOR LEASES THE EQUIPMENT TO LESSEE AS-IS AND EXPRESSLY DISCLAIMS AND MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, DESIGN, QUALITY, CAPACITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF OR CONCERNING THE EQUIPMENT, OR ANY WARRANTY THAT THE EQUIPMENT IS FREE OF THE RIGHTFUL CLAIM OF ANY THIRD PERSON BY WAY OF INFRINGEMENT OR THE LIKE, WHETHER PATENT OR TRADEMARK INFRINGEMENT OR OTHERWISE, OR ANY OTHER MATTER, CONCERNING THE EQUIPMENT.

19.Enforceability.  If any part hereof is contrary to, prohibited by or deemed invalid under applicable laws or regulations of any jurisdiction, such provision shall be inapplicable and deemed omitted but shall not invalidate the remaining provisions hereof.

Exhibit 2-7

Exhibit 2 to Omnibus Agreement

20.No Conditional Sale.  It is the intention of the parties hereto to hereby create a lease on the Equipment described herein, and not a conditional sale.  To provide solely for the eventuality that a court might hold this to be a conditional sale, Lessor hereby retains a purchase money security interest to secure payment of the sales price of the Equipment as determined by such court, and Lessee grants to Lessor all rights given to a secured party under the Uniform Commercial Code of the United States or similar law of the governing jurisdiction, if any other law should govern this Agreement or the Equipment, in addition to Lessor’s other rights hereunder.  It is the intention of the parties that the Equipment shall be deemed personal property and that it not be deemed a fixture, even though it may be attached in some manner to realty.  To provide solely for the eventuality that a court might also hold the Equipment to be a fixture, the parties state for the purpose of complying with the legal requirements for a financing statement that collateral is or includes fixtures and the Equipment is affixed or is to be affixed to the lands described in the applicable Schedule(s).

21.Alterations.  Except as required or permitted by this Agreement, and subject to this Section 21, Lessee shall not modify or alter the Equipment without the prior approval of Lessor.

22.Miscellaneous.

a.No representation, covenant or condition of this Agreement can be waived or changed except by the written consent of both parties.  Forbearance or indulgence by Lessor in any regard whatsoever shall not constitute a waiver or change of the representation, covenant or condition to be performed by Lessee to which the same may apply, and until complete performance by Lessee of said covenant or condition, Lessor shall be entitled to invoke any remedy available to Lessor under this Agreement or by law or equity despite said forbearance or indulgence.  Waiver of any defaults shall not waive any other default.

b.The language governing this Agreement shall be in English, any translation thereof into other languages shall not have any legal effect.

c.Service of all notices under this Agreement shall be sufficient if mailed to the party involved at its respective address on file with the other party.  Any such notices mailed to such address shall be effective when deposited in the mail, duly addressed and with postage prepaid, or delivered by hand or electronic mail delivery.

d.“Lessor” and “Lessee” as used in this Agreement shall include the heirs, executors, administrators, successors, and/or permitted assigns of such parties.

e.If more than one Lessee executes this Agreement, their obligations under this Agreement shall be joint and several.

f.Lessee will, if requested by Lessor, join with Lessor in executing one or more financing statements, as may be desired by Lessor, in form satisfactory to Lessor.

g.In case of conflict between provisions found in this Agreement and those listed in the Schedule(s) hereto, the provisions on the Schedule(s) shall prevail.

Exhibit 2-8

Exhibit 2 to Omnibus Agreement

h.The law governing this Agreement shall be that of the State of Texas, United States in force at the date of this Agreement, excepting any conflict of laws provisions that provide for the application of the laws of another jurisdiction.

i.Lessor and Lessee agree that venue of any lawsuit arising from or in connection with the terms of this Agreement shall be in Houston, Harris County, Texas, United States. For purposes of this Agreement, Lessee irrevocably consents to the jurisdiction of the courts of Houston, Harris County, Texas, United States.

j.This Agreement contains the full agreement between the parties.  No representation or promise has been made by either party to the other as an inducement to enter into this Agreement.  Lessor does not in any way or for any purpose become partner of Lessee, or a joint venture, or a member of a joint enterprise with Lessee.

k.Lessee hereby waives its right to receive a copy of any financing statement or financing change statement registered by Lessor in connection with this Agreement.

l.Lessor and Lessee hereby agree that no rights or remedies referred to in Article 2A of the Uniform Commercial Code of the United States or similar law of the governing jurisdiction shall be conferred upon either Lessor or Lessee unless expressly granted in this Agreement. To the extent any Schedule contains chattel paper under the Uniform Commercial Code of the United States or similar law of the governing jurisdiction, no security interest in any Schedule may be created through the transfer and possession of any counterpart thereof other than the counterpart retained by Lessor.

m.If Lessee at any time shall fail to pay any sum which Lessee is required by this Agreement to pay or shall fail to do or perform any other act Lessee is required by this Agreement to do or perform, Lessor at its option may pay such sum or do or perform such act (or have it performed by a third party), and Lessee shall reimburse Lessor on demand for the amount of such payment and for the cost and expenses which may be incurred by Lessor for such acts or performance, together with interest thereon at the Applicable Rate from the date of demand until paid.

n.This Agreement is based on the applicable laws existing at the time of its execution.  Any changes, including, but not limited to, changes in governmental enforcement practices, revisions or new applicable laws, including, but not limited to, those related to taxes, permits, fees and duties, that have the effect of increasing Lessor’s burden, including, but not limited to, cost, time-consumption and risk exposure, shall entitle Lessor to fair and equitable Agreement modifications, which modifications the parties agree to work toward in good faith and in a timely fashion, failing which Lessor may terminate this Agreement or any Schedule(s) hereunder immediately upon written notice to Lessee.

o.This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Exhibit 2-9

Exhibit 2 to Omnibus Agreement

Executed this day of , 20 .

LESSOR:

BY:

NAME:

TITLE:

LESSEE:

BY:

NAME:

TITLE:

Exhibit 2-10

Exhibit 2 to Omnibus Agreement

Annex A

LESSEE’S RESPONSIBILITIES

Lessee –

In addition to the responsibilities detailed in the Master Agreement, Lessee shall furnish the following:

Daily maintenance and inspections of all engines, compressors and accessory parts forming the Equipment (both labor and necessary parts), including without limitation:
☐ Monthly adjustments on the engine and compressor per Lessor’s guidelines;
☐ Anti-freeze in accordance with Lessor’s requirements;
☐ Lubricants and related filters in accordance with Lessor’s requirements; and
☐ Daily inspections/monitoring.
Competent and prudent Equipment operator for normal operations.

Provide an inlet separator for the Equipment to remove solids (such as sand) and all entrained liquids from the gas stream; Lessee hereby acknowledging that the scrubber provided by Lessor with the Equipment is only an emergency scrubber.

Site preparation, including suitable sand or gravel pad or concrete base as required.
Valves and piping to suction and discharge flanges, and fuel gas inlet(s) of compressor(s).
Suction to discharge bypass piping and suction pressure control valve (if required).
All installation expenses.
Suitable, sweet, dry natural gas fuel for engine use with 900 to 1100 BTU/ft3 and no more than 10 ppm H2S.
Air/gas pressure of with sufficient pressure and volume for engine starting.

Provide, connect and maintain a properly functioning waste discharge system downstream of the Equipment, including an outlet connection from the skid drain and all pipes, connections, the blow casing and tank downstream of the skid drain; and remove and dispose of all fluids discharged by the discharge tank, the blow casing and any pipes or connections to the skid plus collection and disposal of such liquids from the Equipment’s skid and any other liquids incidental to Equipment operations.

Equipment Site with ingress and egress satisfactory to Lessor.
Disconnection of Equipment and Site restoration expenses.
Site fencing, if requested by Lessor.
Any and all necessary equipment, supplies and services not specifically listed as Lessor’s responsibility, above.
THE FOLLOWING RESPONSIBILITIES APPLY WHEN SITE IS OFFSHORE OR IN INLAND WATERWAYS:
Suitable platform or barge capable of supporting the Equipment.
All transporation (including air and water) and cranes necessary for delivery, installation, maintenance, repair and removal of the Equipment.
All transportation (including air and water) for Lessor personnel, parts, tools and supplies.

Cost for any standby time in excess of 4 hours that is beyond the direct control of Lessor (including due to inclement weather that, in the sole but reasonable discretion of Lessor impedes safe travel).

Exhibit 2-11

Exhibit 2 to Omnibus Agreement

SCHEDULE ‘A’ TO EQUIPMENT MASTER RENTAL AGREEMENT

(BARE RENTAL)

Lessee:_______________________________________________Date:________________

In accordance with your request, we are pleased to offer the herein described Equipment for your application on the _______________ lease in ______________________ (detail, to the extent available, section, township, range, county/parish, state and country) (“Site”).

Unit #:

HP:

Equipment Description:

The term of this Schedule A shall commence upon the date the Equipment is accepted in accordance with the Master Agreement and shall continue indefinitely until terminated by either party, upon thirty (30) days’ advanced written notice.  Neither party may terminate this Schedule A within twelve (12) months of commencement of the term.  Notwithstanding the foregoing, this Schedule A shall terminate if (a) gas conditions change or the use of the Equipment by the Lessee pursuant to a User Contract ends rendering the Equipment unnecessary; (b) force majeure prevents a party from performing its obligations hereunder; or (c) a default occurs under this Schedule A or the Master Agreement.  The RENTAL RATE is $__________ per month for the duration of the term of this Schedule A.  The Rental Rate shall be invoiced monthly and payable monthly in arrears but in any event shall be paid no later than 30 days after the end of the fiscal quarter in which a particular month’s Rental Rate is incurred (beginning on the date the Equipment is accepted) in which the Equipment is leased.

Any manufacturing check the box designation in any User Contract shall apply in equal force to this Schedule A.

When executed by Lessor and Lessee, this Schedule A shall apply to the EQUIPMENT MASTER RENTAL AGREEMENT (or equivalent master agreement) executed by Lessee and Lessor (or their respective predecessors or affiliates) and dated as shown below (the “Master Agreement”) whether or not attached hereto, and shall be deemed an individual agreement between the parties hereto for the Equipment described herein. This Schedule A and the applicable Master Agreement contains the entire agreement between the parties relating to the matters contained herein and therein, superseding all prior contracts and agreements, relating to the mattes contained herein and therein.  Unless otherwise defined herein, terms have the meanings set forth in the Master Agreement.

Master Agreement Date:___________________________

Exhibit 2-12

Exhibit 2 to Omnibus Agreement

ACKNOWLEDGED and ACCEPTED by the undersigned, duly-authorized representatives of the parties as of the date first shown above.

LESSOR:

By:

Title:

LESSEE:

By:

Title:

Exhibit 2-13

Exhibit 3 to Omnibus Agreement

[RESERVED]

Exhibit 3-1

Exhibit 4 to Omnibus Agreement

Archrock Customers

Exhibit 4-1

Exhibit 5 to Omnibus Agreement

Partnership Customers

Exhibit 5-1